Exhibit 10.4

SECOND AMENDMENT TO

SUBORDINATED LOAN AND SECURITY AGREEMENT

AND SECOND AMENDMENT TO WARRANT AGREEMENT

This Second Amendment to the Subordinated Loan and Security Agreement and Second Amendment to Warrant Agreement (the “Amendment”) is entered into as of this 27th day of January, 2006 by and between QuaTech, Inc. (f/k/a WR Acquisition, Inc.), an Ohio corporation (“Borrower”), and The HillStreet Fund, L.P., a Delaware limited partnership, its permitted successors and assigns (“Lender”).

RECITALS

WHEREAS, the parties entered into that certain Subordinated Loan and Security Agreement as of July 28, 2000 (the “Loan Agreement”), whereby Lender made a term loan to Borrower in the amount of $3,000,000.

WHEREAS, the Loan Agreement provides for the repayment of principal pursuant to an amortization schedule beginning on August 31, 2005.

WHEREAS, in connection with the Loan Agreement, the parties entered into that certain Warrant Agreement as of July 28, 2000 (the “Warrant Agreement”), whereby Borrower issued Lender a warrant to purchase up to 430,814 shares of common stock of Borrower (the “Warrant”).

WHEREAS, the Warrant Agreement provides that Lender shall have the right to “put” the Warrant (or shares of Borrower common stock acquired by the exercise of the Warrant) to Borrower at any time on or after the earlier to occur of July 28, 2005 or the commencement of any Capital Transaction (as defined in the Warrant Agreement) (the “Put Exercise Date”).

WHEREAS, the parties entered into that First Amendment to Subordinated Loan and Security Agreement and First Amendment to Warrant Agreement, dated as of August 5, 2005, to amend and restate each of the repayment amortization schedule under the Loan Agreement and the Put Exercise Date under the Warrant Agreement.

WHEREAS, (i) Borrower is currently working to consummate a business combination transaction with DPAC Technologies Corp. (“DPAC”) whereby Borrower would become a wholly-owned subsidiary of DPAC (the “DPAC Transaction”) and (ii) Development Capital Ventures, LP (“DCV”), an affiliate of Borrower, has agreed to provide DPAC a secured short term bridge loan and DCV and DPAC have agreed to enter into a License Agreement whereby DPAC will grant to DCV an exclusive, worldwide and perpetual right and license to manufacture, develop, market and sell all of DPAC’s Airborne products and technology (the “DPAC Technology”) which will be exclusively sub-licensed to Borrower (the “License Agreement”).

WHEREAS, Lender is willing to extend the commencement of the repayment of principal on the Loan under the Loan Agreement and to extend the Put Exercise Date under the Warrant Agreement in exchange for the consideration set forth herein so as to allow QuaTech additional time to complete the DPAC Transaction.

WHEREAS, the parties desire to hereby amend the Loan Agreement and the Warrant Agreement to reflect the foregoing.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Repayment of Loan Principal; Amendment Fee.

1.1 Section 2.2(d) of the Loan Agreement is amended and restated in its entirety to read as follows:

“(d) Principal Payments. Provided that Lender has not accelerated the Loan pursuant to Section 9.9 hereof, Borrower is obligated to make repayments of principal on the Loan in accordance with Section 2.2(e) of this Agreement. Quarterly installments of principal on the Loan shall be payable on each Principal Payment Date as set forth in subsection (e) below, and on the date the Loan is due (whether by maturity, acceleration or otherwise), in an amount equal to pay in full the entire unpaid principal and accrued interest.”

1.2 Section 2.2(e) of the Loan Agreement is amended and restated in its entirety to read as follows:

“(e) Amortization.

(i)	Pursuant to subsection (d) above, Borrower shall pay an “Amendment Fee” in the amount set forth below per month for up to four (4) consecutive months, the first payment of which shall be made on the date hereof. The Amendment Fee shall be due on the last business day of each month thereafter, until the earlier of: (A) the month in which the Borrower ceases to pay the Amendment Fee to Lender, at which time Borrower shall commence the repayment of the loan principal pursuant to subparagraph (ii) below, or (B) March 31, 2006. The Amendment Fee shall be as follows:

Payable on the date hereof	$5,000
January 31, 2006	$7,500
February 28, 2006	$10,000
March 31, 2006	$15,000

(ii)

Pursuant to subsection (d) above, repayments of principal on the Loan shall commence in the month following the month in which the last Amendment Fee was paid, and shall be made every third month thereafter. All payments shall be made on the last day of the month in which a payment is due (each a “Principal Payment Date”). Borrower shall make a payment of $375,000 on each of the first six (6) Principal Payment Dates. Borrower’s seventh and final payment shall be in the amount of $750,000.”

1.3 Notwithstanding anything to the contrary in the Loan Agreement, all Obligations under the Loan Agreement, as hereby amended, shall become immediately due and payable in full upon the earlier to occur of (i) the consummation of the DPAC Transaction or (ii) the acquisition by Borrower of the DPAC Technology in fee simple. By way of clarification, the acceleration provided for in the preceding sentence shall not be triggered by Borrower simply becoming a licensee directly or indirectly under the License Agreement.

1.4 The Amendment Fee shall be paid in cash or via wire transfer of immediately available funds to an account designated by Lender.

2.	Extension of Lender’s Put Right.

The definition of Put Exercise Date contained in Section 1 of the Warrant Agreement is amended and restated in its entirety to read as follows:

“ ‘Put Exercise Date’ shall mean the earlier to occur of (a) the first Principal Payment Date, as defined in that certain Subordinated Loan and Security Agreement as of July 28, 2000, by and between the Company and The HillStreet Fund, L.P., as amended, or (b) the consummation of any Capital Transaction.”

3.	State of Ohio Loan.

3.1 The Lender agrees to enter into an Intercreditor Agreement, substantially in the form attached hereto as Exhibit A (the “Intercreditor Agreement”), for the purpose of subordinating the priority of the any lien under this Agreement so that any lien arising from indebtedness owed by the Borrower to the State of Ohio pursuant to that certain Loan Agreement by and between the Borrower and the Director of Development of the State of Ohio, dated as of January 27, 2006 will be pari passu with any lien arising under this Loan. The Intercreditor Agreement will not affect the subordination of Lender’s indebtedness to the indebtedness owed by the Borrower to National City Bank.

3.2 Lender shall have the right to approve the terms and conditions of an escrow agreement into which the proceeds from the State of Ohio loan shall be deposited pending the completion of the DPAC Transaction or the acquisition by Borrower of the DPAC Technology in fee simple. Lender shall further have the right to approve the terms and conditions of any use of such proceeds if, prior to such use, all Obligations to the Lender Loan are not paid in full. Borrower acknowledges that the Lender’s willingness to enter into this Second Amendment is predicated upon the anticipated payment in full of all Obligations due to Lender as a result of either the completion of the DPAC Transaction or the acquisition by Borrower of the DPAC Technology in fee simple. Accordingly, Lender shall have the right to withhold any approval requested under this Section, in its sole and absolute discretion.

4.	Miscellaneous.

4.1 Effect of Agreements. Except as specifically amended hereby, the Loan Agreement and the Warrant Agreement shall remain in full force and effect.

4.2 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of laws principles.

4.3 Entire Agreement. This Amendment, together with the Loan Agreement, Warrant Agreement and that certain Warrant Purchase Agreement by and among Lender, Borrower and DCV dated May 31, 2005, each as amended from time to time, constitutes the complete, final and exclusive understanding and agreement of the parties and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the parties with respect to the subject matter hereof.

4.4 Use of Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Loan Agreement or the Warrant Agreement, as the case may be.

4.5 Fees and Expenses. As a condition to the effectiveness of this Second Amendment and each Amendment Fee payable under Section 1.2 above, Borrower agrees to pay all out-of-pocket costs incurred by Lender in connection with the administration of the Loan and the negotiation and preparation of this Second Amendment, and any other related expenses, including all legal fees and disbursements incurred by Lender’s counsel and any past due amounts outstanding.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Second Amendment to Subordinated Loan and Security Agreement by their respective duly authorized officers as of the date first written above,

QUATECH, INC.

By:	/s/ Steven D. Runkel
Name:	Steven D. Runkel
Title:	Chief Executive Officer

THE HILLSTREET FUND, L.P.

By:	HillStreet Capital, Inc.
Its:	Investment Manager

By:	/s/ John P. Vota
Name:	John P. Vota
Title:	Executive Vice President

EXHIBIT A

Intercreditor Agreement